Exhibit 5

VEDDER PRICE	VEDDER, PRICE, KAUFMAN & KAMMHOLZ 222 NORTH LASALLE STREET CHICAGO, ILLINOIS 60601-1003
312-609-7500 FACSIMILE: 312-609-5005
A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C. WITH OFFICES IN CHICAGO AND NEW YORK CITY

November 17, 2000

First Midwest Bancorp, Inc.
300 Park Boulevard
Suite 405
Itasca, Illinois 60143

Ladies and Gentlemen:

Reference is hereby made to the Registration Statement on Form S-8 (the "Registration Statement") being filed by First Midwest Bancorp, Inc., a Delaware corporation (the "Company"), relating to he registration of 187,500 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), reserved for issuance pursuant to the exercise of options granted under the First Midwest Bancorp, Inc. Restated Non-Employee Directors' 1997 Stock Option Plan (the "Plan"). We have acted as counsel for the Company in connection with the Registration Statement.

It is our opinion that such shares of Common Stock, when issued upon payment of the exercise price of options granted in accordance with the terms of such Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion in connection with said Registration Statement.
Very truly yours,

/s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ
VEDDER, PRICE, KAUFMAN & KAMMHOLZ